SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):

November 2, 2016

EVENT CARDIO GROUP INC.
(Exact name of registrant as specified in its charter)

Nevada	0-52518	20-8051714
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
803-A Barkwood Court Linthicum, Maryland		21090

(Address of principal executive offices)

739 Colony Palm Drive Boynton Beach, Florida	33436

(Former address of principal executive offices)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.

On November 2, 2016, Gary Blom was appointed as a director of our company and John Bentivoglio resigned as a director and from all positions held as an officer of our company.

Mr. Blom, age 65, has over 35 years of business experience. He spent 12 years working as a Senior Investment banker in New York and was Partner of a leading Wall Street Investment Bank which specialized in cross border transactions, including mergers & acquisitions, debt & equity capital raising and IPOs. During his time in the United States Mr. Blom worked on numerous transactions across a wide range of industry sectors.

Prior to working on Wall Street Mr. Blom was the founder and Chief Executive Officer of Attache Software Inc., a company that successfully developed accounting software for small to medium sized companies in North America and Europe.

Since returning to Australia in 1994, Gary Mr. Blom has been involved in a number of entrepreneurial endeavours, most notably the successful launch of the large-format 3D IMAX movie theatres in Australia, New Zealand and Asia. He was the Chairman and largest shareholder of the public company that had the exclusive license for these countries. During this period he was also the Chairman of the Darling Harbour Business Association in Sydney and the Southbank Business Association in Brisbane.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2016

EVENT CARDIO GROUP INC.

By:	/s/ Gary Blom
Gary Blom
Chief Executive Officer

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